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                                               FILED PURSUANT TO RULE 424(B)(3)
                                                                    333-185333

                       METLIFE SHIELD LEVEL SELECTOR/SM/

                       SUPPLEMENT DATED JANUARY 17, 2014
                      TO THE PROSPECTUS DATED MAY 1, 2013

This supplement revises and, to the extent inconsistent therewith, replaces information contained in the Prospectus. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the Prospectus. It should be read in its entirety and kept together with your Prospectus for future reference. If you have any questions or would like a copy of the Prospectus, please contact us at 1-800-343-8496, or write us at MetLife Insurance Company of Connecticut, 4700 Westown Parkway, Ste. 200, West Des Moines, Iowa 50266.

The Prospectus is revised as follows:

REPLACE THE FIRST THREE SENTENCES OF THE FIFTH PARAGRAPH ON PAGE 47 WITH THE
FOLLOWING:

New England Financial(R) sales representatives, non-MetLife Resources MetLife sales representatives and MetLife Resources sales representatives receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. With respect to the Contract, the maximum gross dealer concession is 6% of the Purchase Payment. Some sales representatives may elect to receive a lower gross dealer concession when a Purchase Payment is made, along with a trail gross dealer concession of up to 1% of the Account Value each year the Contract is in force for servicing the contract.

Book 145                                                    January 17, 2014

10005171 v1                                                 SUPP-MICCSLS0114